Exhibit 10.6

Home Savers Holding Corp.
Employment Agreement

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of March 22', 2009 (the "Effective Date"), by and between Robert D. Agostini ("Employee") and Home savers Holding Corp., a Nevada corporation (hereafter collectively referred to as the "Company").

WHEREAS, the Company desires to employ Employee as President of the Company to oversee the day to day business operations of the Company, and Employee desires to work for the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.Position and Duties.

1.1 During the Employment Term (as defined below), Employee shall serve as President of the Company, reporting directly to the Chairman of the Board of Directors of company. Employee shall have responsibility for the overall day-to-day oversight and management of the Company, subject to the supervision of the Board of Directors through the Chairman of the Board and shall have the duties, responsibilities and authority customarily associated with such position, including, but not limited to, assisting the Board of the company ("Board") in developing long term strategies for developing the company's subsidiaries, supervising all management and employees of the Company, helping in setting employee compensation, adopting budgets and such other duties for or on behalf of the Company, as are customarily assigned to the President of companies comparable to Home Savers Holding Corporation, provided that such duties are reasonably consistent with Employee's experience and background. Employee shall also have such other responsibilities and duties consistent therewith as shall be determined from time-to-time by the Board. In that Employee is currently serving as "at will" in the capacity of President, and employee agrees to maintain additional duties until such time as new officers and employees are appointed.

1.2 During the Employment Term, Employee shall serve the Company faithfully and to the best of his ability and shall devote substantially all of his business time, attention and efforts to the performance of such duties as may be assigned to him from time to time by the Chairman of the Board. Employee shall confer with the Chairman of the Board and must have the written approval of the board prior to any mergers, acquisitions or significant contracts by the company or prior to entering into any new financial agreements in behalf of the company outside of the normal day to day responsibilities of the President.

1.3 Employee expressly represents and warrants to the Company that Employee is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Employee's ability to fully perform his duties and responsibilities under this Agreement. Employee further expressly represents and warrants that he is eligible to work in the United States and shall take all necessary action to comply with requests for verification of employment eligibility.

1.4 Employee will perform his duties and responsibilities located at the corporate headquarters or elsewhere within reason to perform the position's responsibilities.

Section 2. Term. Employee shall be employed by the Company (the "Employment Term") commencing as of the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31', 2013. The Employment Term shall be automatically extended for successive one-year periods unless either party delivers written notice of termination to the other party, at least 60 days prior to the expiration of the initial term or any extension term. The giving of such notice terminates this Agreement and Employee's employment by the Company at the expiration of the initial or extension term in which the notice is given.

Section 3. Compensation and Benefits.

3.1 Base Salary. During the Employment Term Employee shall be paid a base salary ("Base Salary") in the gross amount of $10,000.00 per month, payable in equal installments and in accordance with the normal payroll cycle as presently exists or may hereafter be adopted by the Company. Employee will receive an annual Coast of Living Adjustment increase in Base Salary upon each anniversary date of employment in the amount of 10%. Employee acknowledges that, from time to time, the Company may require said Base Salary to accrue, and is accrued, partially paid or paid as resources are available upon the directive of the Chairman of the Board.

3.2 Bonuses. Employee will receive 2,500,000 (two million five hundred thousand) shares of Home Savers Holding Corp. common stock, to be transferred to employee upon the acceptance of this position. Employee shall be granted a one-time bonus equal to that amount earned during one pay period upon his acceptance of this position. Other bonuses may be determined by the Board of Directors based on employee's effective management.

3.3 Stock Options. Employee shall be eligible to participate in the Company Stock Option Plan when and if approved by the shareholders of the Company. Employee will be eligible for 401 K programs when and if approved by the Board of Directors of the Company.

3.4 Employee Benefits. Effective as of the Effective Date and during the Employment Term, Employee shall be eligible for employee benefits available to regular full-time executive management employees of the Company provided that Employee meets the eligibility requirements for such benefits. In addition, Employee shall be entitled to fifteen (15) days of paid time off per calendar year (exclusive of Company holidays) which cannot be carried over from calendar year to calendar year without the prior written approval of the board. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program; and Employee's participation in any such plan or program shall be subject to the provisions, rules, conditions, exclusions, regulations and plan documents or policies applicable thereto. The Company remains free to change the terms of any benefit plan in its sole discretion with or without notice

3.5 Reimbursement of Expenses. Employee shall be entitled to reimbursement of reasonable expenses incurred by Employee in the course of Employee's duties, in accordance with applicable policies and documentation requirements of the Company.

3.6 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable or benefits provided under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 4.Termination.

4.1 Termination by Company for Cause. The Company may terminate Employee's employment for Cause immediately upon written notice stating the basis for such termination. If Employee is terminated for Cause, he shall be entitled to his base salary through the date of termination and awarded bonus(es), with said bonus(es) not subject to a pro-rate adjustment. A termination of Employee by the Company for "Cause" occurs if Employee is terminated for any of the following reasons:

(i) Employee's refusal to comply with a lawful instruction of the Company's Board of Directors

(ii) Any act or omission knowingly undertaken or omitted by Employee without a reasonable belief that such action was in the best interests of the Company, its properties, assets or business or its officers, directors or employees, as determined by the Board in its commercially reasonable discretion;

(iii) Theft, dishonesty or intentional falsification of any employment or Company records.

(iv) Any fraud or embezzlement involving properties, assets or funds of the Company;

(v) A material breach of this Agreement if Employee fails to cure such breach within thirty (30) days after written notice from the Company specifying the action which constitutes the breach and demanding its discontinuance;

(vi) Negligence in performing his duties, which has been brought to Employee's attention in writing, and which (if curable) has not been cured within thirty (30) days of the notice thereof

(vii) Intentional and improper disclosure of the Company's confidential or proprietary information;

(viii) Employee's conviction (including any plea of guilty or nolo contendere) to any criminal offense which constitutes a felony, or is punishable by more than one year in jail, in the jurisdiction where the conviction or plea occurred.

               (ix) Employee's commission of an act of discrimination or harassment based on race, sex, national origin, religious, disability, age or other protected classification in the state where the act occurs.

4.2 Termination upon Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee unless employees' death occurs while on Company business in which event the employees' estate will receive all compensation and benefits through the term of this agreement. For purposes of this Agreement, the term "disability" shall mean the inability of Employee to perform with or without reasonable accommodation, the essential functions of his job duties due to physical or mental disablement which continues for a period of ninety (90) consecutive days during any six (6) month period, as determined by an independent qualified physician mutually acceptable to Employee and the Company. Notwithstanding the foregoing, nothing in this Agreement shall alleviate any legal responsibility of the Company to provide reasonable accommodations to Employee as may be required by applicable law.

4.3 Termination by Employee with Good Reason. Employee may terminate this Employment Agreement and his employment with the Company immediately for good reason ("Good Reason") upon providing sixty (60) days written notice to the Company, which notice describes such good reason with reasonable detail. Employee shall receive Base Salary earned, any bonus awarded and pro-rated bonus and incentive compensation through the end of this term, i.e., 60 days. Good Reason shall mean the occurrence of any one or more of the following events provided Employee has notified the Company in writing of the occurrence of such event and the event has continued uncured for thirty (30) days after the Company's receipt of such notice, unless Employee specifically agrees in writing that such event shall not be Good Reason:

(i)	Any material breach of this Employment Agreement by the Company;

(ii)
the failure of the Company to assign this Employment Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree to be bound by this Employment Agreement or a similar Employment Agreement.

4.4 Benefits upon Termination. Upon termination of this Agreement, Employee shall have the right to receive the benefits due to Employee through the date of termination provided he continues to meet the eligibility and other terms and conditions of such benefit plans.

4.5 Return of Property. Employee agrees, upon the termination of his employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Employee shall return to the Company all property or equipment that Employee has been issued during the course of his employment or which he otherwise currently possesses, including, but not limited to, any computers, cellular phones, Palm Pilots, pagers, Blackberrys and/or similar items. Employee shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Employee's possession. Employee acknowledges that Employee is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Employee further agrees that he will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Employee following Employee's last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

Section 5.Nonsolicitation and Confidential Information.

5.1 Nonsolicitation. Employee agrees that for a period of one (1) year from termination of his employment he will not, except on behalf of Company or except with the prior written approval of the Board, directly or indirectly:

(i)	Soliciting (or assisting in the solicitation of) any person or business who was a Paid Subscriber of the Company at any time during Employee's employment with Company

(ii)
 hire any employee, consultant, agent, or contractor of Company who was employed by Company at any time during Employee's employment, or any former employee, consultant, agent, or contractor of Company who has accepted an offer of employment with Company (collectively referred to as -Restricted Employee"); assist or facilitate any person or business other than the Company in the hiring or recruitment (including assessment) of any Restricted Employee; or encourage, solicit, or invite any Restricted Employee to enter into employment or a service arrangement of any kind with any person or entity other than the Company.

5.2Confidential Information. Employee acknowledges that (i) due to the nature of his association with Company, Employee has Confidential Information (as defined below); (ii) such Confidential Information is of importance to the business of Company, affects the value of Company, and will continue to be confidential subsequent to the Effective Date; and (iii) disclosure of such Confidential Information to others or the unauthorized use of such Confidential Information by others would cause substantial loss and harm to the Company as acquirer of Company and as discloser of Confidential Information to Employee in connection with negotiations leading up to the Acquisition. Accordingly, Employee agrees:

(i)
agrees not to reveal, disclose, communicate, or divulge to any person or entity in any manner whatsoever any Confidential Information that has come to Employee's knowledge or has been designed, developed, or in any other way been gathered or received by Employee;

(ii)	Will prevent the publication, communication, or disclosure of any Confidential Information;

(iii)	Agrees to return any Confidential Information upon termination of this Employment Agreement; and

(iii)	Agrees not to, directly or indirectly, either on Employee's own behalf or on behalf of any legal person, utilize any Confidential Information for any business purposes or other purposes.

For purposes of the foregoing, "Confidential Information" means any and all information in whatever form, tangible or intangible, that is not generally known to the public that relates in any way to Company, including concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, technologies, processes, methods, systems, designs, programs, code, and formulas. "Confidential Information" does not include any information that the receiving party can prove becomes publicly known through no wrongful act of the receiving party.

5.3. Remedy for Breach and Right to Injunction. Notwithstanding other provisions of this Agreement, Employee agrees that damages in the event of a breach by Employee of Sections 5 of this Agreement would be difficult if not impossible to ascertain and an inadequate remedy, and it is therefore agreed that Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach, without any requirement to post bond or provide similar security. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity that the Company may have, including recovery of damages for any breach of such sections.

Section 6.Inventions

6.1. Assignment of Inventions to the Company. Employee shall promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during and related to Employee's employment or while using the Company's equipment, supplies, facilities or trade secret information (collectively, "Inventions"). All Inventions and other intellectual property rights shall be the sole property of the Company and shall be "works made for hire." Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company's expense including reasonable compensation to Employee, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Employee hereby irrevocably appoints the Company and its officers and agents as Employee's attorney-in-fact to act for and in Employee's name and stead with respect to such Inventions.

6.2.  Remedies. Employee recognizes that irreparable harm would result from any breach by Employee of the covenants in this Section 6 and that monetary damages alone would not provide adequate relief, and therefore, Employee acknowledges that in such case injunctive relief is proper, in addition to any other relief the Company may reasonably seek.

Section 7.Miscellaneous Provisions.

7.1  Assignment by Employee. This Agreement may not be assigned by Employee in whole or in part; provided, however, if Employee should die or become disabled while any amount is owed but unpaid to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to his devisees, legatees, legal guardian or other designees, or if there is no such designees, to his estate.

7.2  Assignment by Employer. Employee hereby acknowledges and agrees that the Company may, in its sole discretion assign this Agreement to a comparable affiliate, successor, assign (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the assets or business of the Company). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term "Company" as used in this Agreement

7.3  Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed as follows:

             If to the Company, to:
             555 NW Park Ave., Ste. 804 Portland, OR 97209

If to Employee:
18645 SW Farmington Rd., Ste. 104 Beaverton, OR 97007

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

 7.4 Entire Agreement. This Agreement represents the entire agreement between Employee and the Company and its affiliates with respect to Employee's employment, and supersedes all prior discussions, negotiations, and agreements, written or oral.

 7.5 Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

 7.6 Severability. In the event any provision of the Agreement shall he held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall he construed and enforced as if the illegal or invalid provision had not been included.

 7.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to principles of conflict of laws. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Nevada.

 7.8 Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

7.9  Employee Counsel. Employee acknowledges that he has had the opportunity to review this Agreement and the transactions contemplated hereby with his own legal counsel.

IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement effective as of the date first set forth above.

COMPANY:	Home Savers Holding Corporation

	By:	/s/ Paul R. Peterson
Paul R. Peterson, Chairman of the Board

EMPLOYEE:

	By:	/s/ Robert D. Agostini
Robert D. Agostini